UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HASHICORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

101 Second Street, Suite 700
San Francisco, California 94105
(415) 301-3250

May 17, 2023
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of HashiCorp, Inc., to be held on June 29, 2023 at 10:00 a.m. Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2023, where you will be able to listen to the meeting live, submit questions, and vote online.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone, or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in HashiCorp.
Sincerely,

David McJannet
Chief Executive Officer and Chairman of the Board

HASHICORP, INC.
101 Second Street, Suite 700
San Francisco, California 94105
(415) 301-3250

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date	10:00 a.m. Pacific Time on June 29, 2023.

Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2023, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting.

Items of Business
• To elect the three Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified.

• To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024.

• To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	May 8, 2023. Only stockholders of record as of May 8, 2023 are entitled to notice of and to vote at the annual meeting.

Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy, and our annual report, is first being made available on or about May 17, 2023 to all stockholders entitled to vote at the annual meeting.

The proxy materials and our annual report can be accessed as of May 17, 2023 by visiting our Investor Relations website at ir.hashicorp.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone, or mail as soon as possible.
By order of the Board of Directors,

Paul D. Warenski Chief Legal Officer San Francisco, California May 17, 2023

HASHICORP, INC.

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 a.m. Pacific Time on June 29, 2023
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy you are receiving are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of HashiCorp, Inc., a Delaware corporation, or HashiCorp, and any postponements, adjournments, or continuations thereof. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2023, where you can listen to the meeting live, submit questions, and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being made available on or about May 17, 2023 to all stockholders of record as of May 8, 2023. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•	the election of three Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified;
•	to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024, or fiscal 2024.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•	“FOR” the election of each Class II director nominee named in this proxy statement;
•	to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.
Who is entitled to vote at the annual meeting?
Holders of our Class A and Class B common stock as of the close of business on May 8, 2023, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 99,554,587 shares of our Class A common stock outstanding and 92,074,890 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank, or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank, or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting in person for a period of at least ten days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time in our principal executive offices located at 101 Second Street, Suite 700, San Francisco, California 94105 by contacting our corporate secretary. In addition, the list of registered stockholders entitled to vote at the annual meeting will be available online during the annual meeting at www.virtualshareholdermeeting.com/HCP2023, for those stockholders attending the annual meeting virtually.
How many votes are needed for approval of each proposal?
•
Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may vote (1) FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

•
Proposal No. 2: For the approval, on an advisory basis, of the frequency of future stockholder votes on the compensation of our named executive officers, the choice of frequency that receives the most votes will be considered the preferred frequency of our stockholders. You may vote for a frequency of every ONE YEAR, TWO YEARS or THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote on the compensation of our named executive officers.

•
Proposal No. 3: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote on the subject matter. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence virtually or by proxy of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote, and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. The chairperson of the meeting may adjourn the meeting to another time or place, including if a quorum is not present.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•
by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 28, 2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•
by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 28, 2023 (have your Notice of Internet Availability or proxy card in hand when you call);

•	by completing, signing, and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or
•
by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/HCP2023, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank, or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank, or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.proxyvote.com website, then you may vote those shares by attending the live audio webcast of the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank, or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•	“FOR” the election of each Class II director nominee named in this proxy statement;
•	to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks, and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank, or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024. Your broker, bank, or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank, or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•
delivering a written notice of revocation to our corporate secretary at HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105, Attention: Corporate Secretary, which must be received prior to the annual meeting; or

•	attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank, or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/HCP2023. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.proxyvote.com website, then you may access and participate in the live audio webcast of the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker, or other nominee and obtain a legal proxy in order to be able to attend and participate in the virtual annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. David McJannet, our Chief Executive Officer and Chairman of the Board; Navam Welihinda, our Chief Financial Officer; and Paul D. Warenski, our Chief Legal Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as inspector of election.

How can I contact HashiCorp’s transfer agent?
You may contact our transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 or (718) 921-8124, or by writing American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, New York 11219. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.astfinancial.com.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
HashiCorp, Inc.
Attention: Investor Relations
101 Second Street, Suite 700
San Francisco, CA 94105
Tel: (415) 301-3250

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
What does it mean that the annual meeting will be virtual?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting virtually and submit your questions during the annual meeting at www.virtualshareholdermeeting.com/HCP2023. You also will be able to vote your shares electronically at the annual meeting. To participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The live webcast will begin promptly at 10:00 a.m. Pacific time. We encourage you to access the annual meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific time, and you should allow ample time for the check-in procedures.
Stockholders as of the record date who attend and participate in our annual meeting virtually can obtain information regarding asking questions at the virtual meeting on the virtual meeting site. Stockholders must have available their control number provided on their proxy card, voting instruction form, or Notice of Internet Availability to ask questions during the annual meeting.
We intend to answer relevant questions submitted in accordance with the rules of conduct for the meeting, which we will post in advance of the meeting. If we receive substantially similar questions, we will group them together and provide a single response to avoid repetition. We plan to address as many questions during the meeting as time permits.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page: www.virtualshareholdermeeting.com/HCP2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of seven directors, five of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages (as of May 8, 2023), and certain other information for each of our directors and director nominees:
Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Todd Ford(1)(2)	II	56	Lead Independent Director	May 2020	2023	2026
David Henshall(1)(3)	II	55	Director	September 2022	2023	2026
Sigal Zarmi(1)(3)	II	59	Director	June 2021	2023	2026
Continuing Directors
Armon Dadgar(3)*	III	32	Co-Founder, Chief Technology Officer and Director	September 2014	2024	—
David McJannet	III	51	Chief Executive Officer and Chairman of the Board	July 2016	2024	—
Susan St. Ledger(2)(3)	I	58	Director	November 2019	2025	—
Glenn Solomon(1)(2)	I	54	Director	September 2014	2025	—
(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee
*
While Mr. Dadgar attended all meetings of the nominating and corporate governance committee in our fiscal year ended January 31, 2023, he resigned from the committee in September 2022 upon Mr. Henshall being appointed the board and the committee.

Nominees for Director
Todd Ford has served as a member of our board of directors since May 2020 and was appointed as our Lead Independent Director in November 2021. Mr. Ford served as President and Chief Financial Officer, Emeritus, from April 2022 to February 2023, President of Finance and Operations from June 2021 to March 2022 and as Chief Financial Officer from May 2015 to June 2021 at Coupa Software Incorporated, a business spend management company. From December 2013 to May 2015, he served as Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises. Mr. Ford currently serves as a member of the board of directors of 8x8, Inc., a provider of voice over IP products, and Arctic Wolf Networks, Inc., a cybersecurity company, and previously served as a director of Performant Financial Corporation, a provider of technology-enabled cost containment and related analytics services. He holds a B.S. in Accounting from Santa Clara University.
We believe that Mr. Ford is qualified to serve on our board of directors because of his executive level experience in software-as-a-service and hardware manufacturing, his general experience with, and knowledge of, the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.
David Henshall has served as a member of our board of directors since September 2022. Mr. Henshall served as President and Chief Executive Officer and as a member of the board of directors of Citrix Systems, Inc., or Citrix, from July 2017 to October 2021. Prior to this role, he served in various other roles at Citrix, including Chief Financial Officer and Chief Operating Officer, among others, beginning in April 2003. Mr. Henshall currently serves on the board of directors at New Relic, Inc., a digital intelligence company, and Everbridge Europe Limited, a global software company. Mr. Henshall holds a B.S. in Business Administration from the University of Arizona and an M.B.A. from Santa Clara University.

We believe that Mr. Henshall is qualified to serve on our board of directors because of his executive level experience in software-as-a-service, his knowledge of the industry in which we operate, and his experience as a current and former director of many companies.
Sigal Zarmi has served as a member of our board of directors since June 2021. Ms. Zarmi has been a Senior Advisor since July 2021 at Morgan Stanley, and previously served as Managing Director from October 2018 to July 2021, International Chief Information Officer and Global Head of Transformation from September 2020 to July 2021, and Head of Transformation from October 2018 to September 2020. From December 2014 to September 2018, she was a Partner and served as Vice Chairman, Global and U.S. Chief Information Officer at PricewaterhouseCoopers, a professional services network. Ms. Zarmi currently serves as a member of the board of directors of ADT Inc., a provider of alarm monitoring services, GoDaddy, and Internet domain registrar and web hosting company, BigID, a data governance private company, and Global Atlantic Financial Group. She holds a B.S. in Engineering from the Technion—Israel Institute of Technology and an M.B.A. from Columbia University.
We believe that Ms. Zarmi is qualified to serve on our board of directors because of her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.
Continuing Directors
Armon Dadgar is one of our co-founders and has served as our Chief Technology Officer since July 2013 and as a member of our board of directors since September 2014. He holds a B.S. in Computer Science from the University of Washington.
We believe that Mr. Dadgar is qualified to serve on our board of directors because of his extensive background in software engineering and the perspective and experience he brings as our Co-Founder and Chief Technology Officer.
David McJannet has served as our Chief Executive Officer and a member of our board of directors since July 2016. Mr. McJannet is also Chairman of our board of directors. Prior to joining us, he was an Executive-in-Residence at Greylock Partners, a venture capital firm, from December 2015 to June 2016. From April 2015 to October 2015, Mr. McJannet served as Vice President of Marketing at GitHub, Inc., a software company. From October 2012 to April 2015, he served as Vice President, Marketing at Hortonworks, Inc., an open-source software company acquired by Cloudera, Inc. From January 2010 to October 2012, he served as Senior Director, Product Marketing at VMware, Inc., a software company. Mr. McJannet holds a B.A. in Economics from McGill University.
We believe that Mr. McJannet is qualified to serve on our board of directors because of his executive leadership experience with the management and operation of companies in the software-as-a-service sector and the perspective and experience he brings as our Chief Executive Officer.
Susan St. Ledger has served as a member of our board of directors since November 2019. Ms. St. Ledger served as the President, Worldwide Field Operations at Okta, Inc., an access management company, from February 2021 to January 2023. Ms. St. Ledger served as President, Worldwide Field Operations from October 2017 to January 2021 and as Senior Vice President, Chief Revenue Officer from May 2016 to October 2017 at Splunk Inc., a data analytics company. From August 2012 to March 2016, Ms. St. Ledger served as Chief Revenue Officer, Marketing Cloud at Salesforce.com, Inc., a provider of enterprise cloud computing software, or Salesforce. She served as President at Buddy Media, Inc., a social media marketing platform, from March 2012 to August 2012 when it was acquired by Salesforce. Previously, Ms. St. Ledger served in a variety of senior sales management roles at salesforce and Sun Microsystems, Inc., a provider of network computing infrastructure solutions. She holds a B.S. degree in Computer Science from the University of Scranton.
We believe that Ms. St. Ledger is qualified to serve on our board of directors because of her extensive background in software engineering, her executive leadership experience with the management and operation of companies in the software-as-a-service sector, her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.
Glenn Solomon has served as a member of our board of directors since September 2014. Mr. Solomon has been a Managing Partner at GGV Capital, a venture capital firm, since March 2006. He currently serves as a member of the board of directors of Opendoor Technologies Inc., an online residential real estate company, and previously served on the board of directors of Domo, Inc., a cloud software company. Mr. Solomon holds a B.A. in Public Policy from Stanford University and an M.B.A. from Stanford University Graduate School of Business.

We believe that Mr. Solomon is qualified to serve on our board of directors because of his general experience with and knowledge of the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.
Director Independence
Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board composed of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Messrs. Ford, Henshall, and Solomon and Mses. St. Ledger and Zarmi, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Messrs. Dadgar and McJannet are not considered independent directors because each of them serves as an executive officer of the company and therefore has a material relationship with us.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees, or executive officers.
Board Leadership Structure and Role of Lead Independent Director
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairman and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time, and the best interests of our stockholders.
Mr. McJannet currently serves as both the chairman of our board of directors and as our chief executive officer. Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chairman of our board of directors is not independent. Because Mr. McJannet is our chairman and also our chief executive officer, our board of directors has appointed Mr. Ford to serve as our lead independent director. As lead independent director, Mr. Ford presides over periodic meetings of our independent directors, serves as a liaison between Mr. McJannet and our independent directors, and performs such additional duties as our board of directors may otherwise determine or delegate.
As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Ford’s role as lead independent director, as well as the independent committees of our board of directors, is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. McJannet’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business, operational, legal, compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, corporate and cyber-security matters, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board. Our disclosure committee assists our board to maintain effective disclosure controls and procedures, and to ensure that the information required to be disclosed by us in the reports filed or submitted to the SEC and other information that we publicly disclose is recorded, processed, summarized, and reported accurately to our senior management to allow timely decisions regarding such disclosure.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
The current members of our audit committee are Messrs. Ford, Henshall, and Solomon, and Ms. Zarmi. Mr. Ford is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that Messrs. Ford and Henshall each is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	overseeing significant cybersecurity and information security matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions; and
•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at www.ir.hashicorp.com. During our fiscal year ended January 31, 2023, or fiscal 2023, our audit committee held seven meetings.
Compensation Committee
The current members of our compensation committee are Messrs. Ford and Solomon, and Ms. St. Ledger. Mr. Solomon is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•	reviewing, approving, and making recommendations to our board of directors regarding, the compensation of our executive officers;
•	reviewing and making recommendations to our board of directors regarding the form and amount of compensation to be paid for service on our board and board committees;
•	administering our equity compensation plans;
•	reviewing, approving, and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at www.ir.hashicorp.com. During fiscal 2023, our compensation committee held six meetings.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Henshall and Mses. St. Ledger and Zarmi. Ms. Zarmi is the chairperson of our nominating and corporate governance committee. Mr. Dadgar attended all meetings of the nominating and corporate governance committee in fiscal 2023 and resigned from such committee in September 2022 upon Mr. Henshall joining the board and committee. Our board of directors has determined that, with the exception of Mr. Dadgar, who did not qualify as an independent director and was subject to the phase-in schedules of Nasdaq while serving as a member of our nominating and corporate governance committee, each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluating the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at www.ir.hashicorp.com. During fiscal 2023, our nominating and corporate governance committee held two meetings.

Attendance at Board and Stockholder Meetings
During fiscal 2023, our board of directors held four meetings (including regularly scheduled and special meetings), and each director, with one exception1, attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. All of our directors who were serving at the time of our 2022 annual meeting of stockholders attended the meeting.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis. These executive sessions are chaired by Mr. Ford, our lead independent director.
Compensation Committee Interlocks and Insider Participation
During fiscal 2023, the members of our compensation committee were Messrs. Ford and Solomon and Ms. St. Ledger. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen, and diversity, and with respect to diversity, such criteria as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds, and experiences.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board, or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and
(1)	David Henshall joined our Board in September 2022 and was unable to attend the one board meeting and the one audit committee meeting held during the period of fiscal 2023 that he served.

restated bylaws, all applicable company policies and all applicable laws, rules, and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, and corporate governance guidelines, and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home, and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us, and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC, and should be sent in writing to our corporate secretary at the address above. To be timely for our 2024 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2024 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider, and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairman of the board or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at www.ir.hashicorp.com. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
In connection with our initial public offering, we adopted an outside director compensation policy for our non-employee directors. Under our outside director compensation policy, non-employee directors will receive compensation in the form of cash and equity, as described below. We also reimburse our non-employee directors for reasonable expenses incurred in connection with attending board, committee, and other company meetings as well as continuing director education. Directors who are also our employees receive no additional compensation for their service as directors.

Cash Compensation
Non-employee directors receive the following cash compensation:
•	$30,000 per year for service as a non-employee director;
•	$15,000 per year for service as lead independent director;
•	$20,000 per year for service as chair of the audit committee;
•	$10,000 per year for service as a member of the audit committee;
•	$14,000 per year for service as chair of the compensation committee;
•	$7,000 per year for service as a member of the compensation committee;
•	$8,000 per year for service as chair of the nominating and corporate governance committee; and
•	$4,000 per year for service as a member of the nominating and corporate governance committee.
The above-listed fees for service as chairman of the board or a chair or member of any committee are payable in addition to the non-employee director retainer. Each non-employee director who serves as a committee chair receives only the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as lead independent director will receive the cash retainer fees for such role as well as the cash retainer fee for service as a non-employee director. These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis.
RSU Award in Lieu of Cash Retainers
Non-employee directors may elect to convert 100% of their retainer fees with respect to services to be performed in a future fiscal year of ours into an award of RSUs, or the Retainer Award, in accordance with the election procedures under our Outside Director Compensation Policy. In the event a non-employee director makes that election, Retainer Awards will be granted automatically on the first day of our fiscal year to which such election relates. The number of shares subject to a Retainer Award will be determined by dividing the aggregate annual amount of cash fees owed to the non-employee director as of the first day of the applicable fiscal year by the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Retainer Award (with the number of shares subject to the Retainer Award, if any fractional share results, rounded down to the nearest whole share). One fourth of the shares subject to the Retainer Award will be scheduled to vest on each of June 20, September 20, December 20, and March 20 immediately following the grant date of the Retainer Award, in each case subject to the non-employee director remaining a non-employee director through the applicable vesting date.
Equity Compensation
Initial Award. Each person who first becomes a non-employee director after the effective date of the policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of RSUs, or the Initial Award. The Initial Award will cover a number of shares of our Class A common stock that results in the Initial Award having a value of $390,000 (rounded down to the nearest whole share), with “value” meaning the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Initial Award. The Initial Award will be scheduled to vest as to one third of the shares subject to the Initial Award on each of the one-, two-, and three-year anniversaries of the Initial Award’s grant date, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of the Outside Director Compensation Policy, an annual award of RSUs, or the Annual Award, except that, if an individual has served as a non-employee director for less than six months as of the date of such annual meeting, then such individual will not be eligible for an Annual Award with respect to such annual meeting. The Annual Award will cover a number of shares of our Class A common stock having a value of $195,000, with “value” meaning the average closing price for the previous 30 trading days of a share of our Class A common stock on the date of the grant of the Annual Award. Each Annual Award will be scheduled to vest as to all of the shares subject to the Annual Award on the earlier of the one-year anniversary of the Annual Award’s grant date or the date of the next annual meeting following the Annual Award’s grant date, subject to continued services to us through the applicable vesting date.
Change in Control
In the event of our change in control, as defined in our 2021 Equity Incentive Plan, or the 2021 Plan, each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to them while a non-employee director will accelerate vesting in full, provided that such director remains a non-employee director through the date of our change in control.
Other Award Terms
Each Retainer Award, Initial Award, and Annual Award will be granted under our 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan.
Annual Compensation Limit
Our Outside Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (with the value of equity awards based on its grant date fair value determined in accordance with generally accepted accounting principles in the United States, or GAAP, for purposes of this limit), provided that such amount is increased to $1,000,000 in the fiscal year of such director’s initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as an employee or consultant (other than a non-employee director), or before the effective date of the registration statement in connection with our initial public offering, will not count toward this annual limit.
Director Compensation for Fiscal 2023
The following table sets forth information regarding the total compensation awarded to, earned by, or paid to our non-employee directors for their service on our board of directors, for fiscal 2023. Directors who are also our employees receive no additional compensation for their service as directors. During fiscal 2023, Messrs. McJannet and Dadgar were employees and executive officers of the company, and therefore did not receive additional compensation as directors. See the section titled “Executive Compensation” for additional information regarding Messrs. McJannet’s and Dadgar’s compensation.
Name(1)	Fees Paid or Earned in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Todd Ford	72,000	178,052	—	—	—	—	250,052
David Henshall	—	330,467	—	—	—	—	330,467
Glenn Solomon	54,000	178,052	—	—	—	—	232,052
Susan St. Ledger	41,000	178,052	—	—	—	—	219,052
Sigal Zarmi	48,000	178,052	—	—	—	—	226,052
(1)	Each director waived the right to cash compensation under our Outside Director Compensation Policy for the period between February 1, 2022 and January 31, 2023.
(2)	The outstanding stock awards held by all independent directors at the end of fiscal 2023 are set forth in the table below.
(3)
The amounts reported represent the aggregate grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the RSUs and do not necessarily correspond to the actual value that may be recognized by each director. For a discussion of how we calculate stock-based compensation expense, see the Note 10 to Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2023.

Outstanding Equity Awards at Fiscal Year End
The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2023:
Name	Grant Date[1]	Number of Shares Underlying Outstanding Stock Awards	Number of Shares Underlying Outstanding Options
Todd Ford	5/26/2020	31,250	—
	6/29/2022	5,995	—
David Henshall	9/26/2022	11,423	—
Glenn Solomon	6/29/2022	5,995	—
Susan St. Ledger	11/13/2019	33,750	—
	6/29/2022	5,995	—
Sigal Zarmi	6/18/2021	28,125	—
	6/29/2022	5,995	—
(1)
The 6/29/2022 RSUs vest fully on the first anniversary of the grant date. The 9/26/2022 RSU vests in three annual installments beginning on the first anniversary of the grant date, subject to continuous service through each vest date. All other RSUs vest in sixteen equal quarterly installments on defined dates (March 20, June 20, September 20, and December 20).

PROPOSAL NO. 1:

ELECTION OF CLASS II DIRECTORS
Our board of directors currently consists of seven directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Todd Ford, David Henshall, and Sigal Zarmi as nominees for election as Class II directors at the annual meeting. If elected, each of Messrs. Ford and Henshall and Ms. Zarmi will serve as a Class II director until the 2026 annual meeting of stockholders and until their respective successor is elected and qualified or until his or her earlier death, resignation, or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Messrs. Ford and Henshall and Ms. Zarmi have also agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our named executive compensation. In particular, we are asking our stockholders to indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years, or every three years.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies, and practices.
Vote Required
The choice of frequency, whether one year, two years, or three years, that receives the most votes at the annual meeting will be considered to be the preferred frequency of our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future say-on-pay votes.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2024. Deloitte & Touche LLP has served as our independent registered public accounting firm beginning in our fiscal year ended January 31, 2022, or fiscal 2022, and as our auditor since fiscal 2019.
At the annual meeting, we are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024. Our audit committee is submitting the appointment of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte & Touche LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, then our audit committee may reconsider the appointment. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement, and is expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services billed to us by Deloitte & Touche LLP for fiscal 2022 and fiscal 2023.
	2023	2022
	(in thousands)
Audit Fees(1)	$3,039	$3,647
Audit-Related Fees	—	—
Tax Fees(2)	630	396
All Other Fees(3)	2	2
Total Fees	$3,671	$4,045
(1)
“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and reviews of our quarterly condensed consolidated financial statements. For the fiscal year ended January 31, 2022, this category also included fees for services provided in connection with our initial public offering in December 2021.

(2)
“Tax Fees” consist of fees for professional services billed by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation and tax audits.

(3)	“All Other Fees” consist of fees for software subscription services provided by our independent registered public accounting firm.
Auditor Independence
In fiscal 2022 and fiscal 2023, there were no other professional services provided by Deloitte & Touche LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by Deloitte & Touche LLP for fiscal 2022 and fiscal 2023 since the establishment of our audit committee were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the SEC rules and regulations. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate.
With respect to HashiCorp’s financial reporting process, HashiCorp’s management is responsible for establishing and maintaining internal controls and preparing HashiCorp’s consolidated financial statements. HashiCorp’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of HashiCorp’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare HashiCorp’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•
received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in HashiCorp’s Annual Report on Form 10-K for fiscal 2023 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Todd Ford (Chairperson)
David Henshall
Glenn Solomon
Sigal Zarmi
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by HashiCorp under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent HashiCorp specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of May 8, 2023.
Name	Age	Position
David McJannet	51	Chief Executive Officer, President, and Chairman of the Board
Armon Dadgar	32	Co-Founder, Chief Technology Officer, and Director
Navam Welihinda	45	Chief Financial Officer
Marc Holmes	47	Chief Marketing and Business Operations Officer
Brandon Sweeney	56	Chief Revenue Officer
Biographies for Mr. McJannet and Mr. Dadgar are set forth in the section entitled “Board of Directors and Corporate Governance—Continuing Directors.”
Navam Welihinda has served as our Chief Financial Officer since February 2021 and as our Vice President of Finance from February 2017 to February 2021. Prior to joining us, Mr. Welihinda served as the head of finance at Compose within International Business Machines Corporation, or IBM, from October 2015 to December 2016. He served as Vice President, Finance at Compose, a cloud database platform, from May 2013 to October 2015 when it was acquired by IBM. Mr. Welihinda holds a Bachelor of Arts in Computer Science from Dartmouth College.
Marc Holmes has served as our Chief Marketing Officer since February 2019 and became our Chief Marketing and Business Operations Officer in July 2022. Prior to joining us, Mr. Holmes was Chief Sales and Marketing Officer at Pulumi Corporation, a software company, from May 2018 to February 2019. From June 2016 to April 2018, he served as Vice President of Marketing at Chef Software, Inc., a software automation company. From October 2015 to June 2016, Mr. Holmes served as Head of Growth Marketing at Docker, Inc., an application development company. He attended the University of Sussex.
Brandon Sweeney has served as our Chief Revenue Officer since February 2020. Prior to joining us, Mr. Sweeney served in various executive roles at VMware, Inc., a cloud computing company, from January 2004 to January 2020 most recently as Senior Vice President, Worldwide Cloud Sales from November 2019 to January 2020 and as Senior Vice President, Worldwide Commercial, Dell and Partner Sales from January 2017 to October 2019. He holds a B.A. in Government from Bowdoin College and a Master of Management from the Kellogg School of Management at Northwestern University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the compensation program and policies for our principal executive officer, principal financial officer, and the other individuals included in the “Summary Compensation Table for Fiscal 2023” presented below. We refer to these individuals as our “named executive officers” or “NEOs” in this proxy statement. Our NEOs for our fiscal 2023 were:
•	David McJannet, our Chief Executive Officer, or CEO;
•	Armon Dadgar, our Chief Technology Officer, or CTO;
•	Navam Welihinda, our Chief Financial Officer, or CFO;
•	Marc Holmes, our Chief Marketing and Business Operations Officer, or CMO; and
•	Brandon Sweeney, our Chief Revenue Officer, or CRO.
The information contained in this Compensation Discussion and Analysis should be read together with the compensation tables that follow, which provide additional details of the compensation provided to our NEOs for fiscal 2023.
Executive Summary
At HashiCorp, we believe infrastructure enables innovation, and we are helping organizations to operate that infrastructure in the cloud. Our suite of multi-cloud infrastructure automation products — all with open source projects at their core — underpin the most important applications for the largest enterprises in the world. As part of the once-in-a-generation shift to the cloud, organizations of all sizes, from well-known brands to ambitious start-ups, rely on our solutions to provision, secure, connect, and run their business-critical applications so they can deliver essential services, communications tools, and entertainment platforms worldwide. We’re building a unique software infrastructure company with a different approach: rather than focusing solely on technologies, we build the workflows designed to solve the real-world problems of IT operators working with multi-cloud environments. We are a leader in cloud infrastructure automation, and HashiCorp is proud of the critical role we play for our customers.
Business Highlights
For fiscal 2023, the following are some key highlights:
•	Revenue: Total revenue for fiscal 2023 was $475.9 million, up 48% from $320.8 for fiscal 2022.
•
Remaining Performance Obligations (RPO): Total GAAP RPO was $647.1 million in the fourth quarter of fiscal 2023, up from $428.8 million in the same period last year. The current portion of GAAP RPO was $375.1 million at the end of the fourth quarter of fiscal 2023, up from $268.9 million at the end of the same period last year.

•	Cash: Cash and cash equivalents totaled $1,286.1 million at the end of the fourth quarter of fiscal 2023, compared to $1,355.8 million at the end of the same period last year.
•	Trailing Four Quarter Average Net Dollar Retention Rate (NRR): 131%
•	Customers: Added 1,416 customers in fiscal 2023, bringing our total customer count to 4,131, and including more than 180 of the Fortune 500.
•
Awards Recognition: Fortune Best Workplaces for Parents, Fortune Best Workplaces for Women, Fortune Best Workplaces Bay Area, Fortune Best Workplaces for Millennials, Amazon Web Services Security Partner of the Year Award in North America, Microsoft Open Source Software on Azure Partner of the Year Award (U.S. winner), Microsoft Open Source Software on Azure Partner of the Year Award (global finalist), Palo Alto Networks Global Technology Partner of the Year, Datadog Partner Network Integration Developer Partner of the Year Award, Insight Integrated Solution Partner of the Year, Australia Reseller News Innovation Award for Software.

•
Product Milestones: Ongoing investment and innovation for the HashiCorp Cloud Platform: HCP Boundary (became generally available), HCP Waypoint (released in beta), HCP Vault on Azure (became generally available), HCP Consul on Azure (became generally available); HashiCorp Terraform Cloud introduced Drift Detection, continuous validation, and no code provisioning.

•	Community Milestones: HashiCorp User Groups surpassed 46,750 members, across 165+ groups in 59 countries.
•	Partner Ecosystem Milestones: 2,900+ providers and integrations across the HashiCorp suite of products, with 930+ total partners.
•	HashiConf Annual User Conference: More than 10,000 attendees in-person and on the virtual platform.
•	Board of Directors: Appointed independent director, David Henshall, to the HashiCorp Board of Directors.
Executive Compensation Practices Highlights
For fiscal 2023, the following are some key highlights of our executive compensation program:
•	Consistent with our pay for performance compensation philosophy, our annual cash incentive program required the achievement of specified corporate performance objectives in order to yield a payout.
•
Our cash incentive program had three components for each of our NEOs, and a fourth for our Chief Revenue Officer. The first and most heavily weighted component was Revenue, which was weighted at 60% (or in the case of our CRO, 50%) of our NEOs’ target bonus opportunities. We achieved 98.9% of the target performance. The second component was cloud revenue. We achieved 97.5% of our cloud revenue target during fiscal 2023. The third component was non-GAAP earnings per share. The Company exceeded the non-GAAP earning per share target of ($1.19) by achieving a result of ($0.55) under our annual cash incentive program, resulting in a payout of bonuses at approximate 106% of target levels (or in the case of our CRO, approximately 89%, reflecting achievement of net new customers at below the requisite threshold).

•
To promote the closer alignment of the interests of our NEOs with the interests of our stockholders, a significant portion of the fiscal 2023 compensation program consisted of restricted stock unit awards with multi-year vesting schedules requiring continued service with us through applicable vesting dates.

•
As we continue to transition from being a privately held company following our late 2021 initial public offering, in a desire to bring base salaries to more market-competitive levels and after consultation with its third-party compensation consultant, our Compensation Committee increased the salaries of certain of our NEOs.

Executive Compensation Program Governance
Consistent with the guiding principles underlying our executive compensation program, we observe the following practices:
✔	Independent Compensation Committee	Our executive compensation program is administered by our Compensation Committee, which consists solely of independent directors.

✔	Competitive Compensation
Our Compensation Committee conducts an annual review of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes along with other available market data to determine compensation for our executive officers that is competitive and enables us to attract and engage talented executives.

✔	Independent Compensation Consultant	Our Compensation Committee engages an independent compensation consultant that reports directly to our Compensation Committee.

✔	Compensation Tied to Performance
A substantial portion of our executive compensation program is tied to performance, including compensation subject to pre-established, objective measures of Company financial or strategic performance under our bonus plan and equity awards for which realized value varies directly with Company stock price performance.

✔	“Double Trigger” Change in Control Equity Award Acceleration
Our change in control and severance agreements with our NEOs do not provide for vesting acceleration of equity awards upon our change in control, but rather require the termination of the NEO’s employment without cause or constructive termination of employment during the change in control period to trigger the vesting acceleration of any equity awards.

✔	No Golden Parachute Excise Tax Gross-Ups	We do not provide tax reimbursement or “gross-up” payments for any golden parachute excise taxes that may be imposed in connection with a change in control of the Company.

✔	No Hedging	In connection with our initial public offering, we adopted policies that prohibit our executives and non-employee directors from engaging in derivatives trading and hedging involving our securities.

✔	No Special Executive Benefits or Perquisites	We did not provide any special benefits or perquisites to our executive officers in fiscal 2023 different from or in addition to those offered on a broad basis to our other employees.

✔	No Guarantees of Employment
We have no employment agreements with any of our named executive officers that guarantee a fixed term of employment, base salary increases or bonuses, and our severance provisions are regularly reviewed and fall within normal market practices.

“Say on Pay” Vote
We became publicly traded upon the completion of our initial public offering in December 2021. We exited status as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, during fiscal year 2023. As a result of this recent transition, we previously have not been required to conduct votes seeking stockholder approval, on an advisory basis, of the compensation of our named executive officers or the frequency that such votes must be conducted.
Compensation Philosophy and Objectives
Our executive compensation program is designed to support and align with the achievement of our business success and the creation of long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following key objectives:
•	Provide compensation that attracts, retains and rewards talented executive officers in a highly competitive market;
•	Establish a strong link between pay and performance; and
•	Promote the close alignment of the interests of our executive officers with those of our stockholders.
We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentives for our executive officers to deliver stockholder value.
Compensation-Setting Process
Role and Authority of the Board and Compensation Committee
Our Board has delegated to the Compensation Committee, pursuant to the Compensation Committee’s charter, the authority to oversee our executive compensation plans, policies and programs. The Compensation Committee is responsible for reviewing and approving the compensation of our CEO and our other NEOs and officers. This includes reviewing and approving performance objectives to which compensation may be subject and administration of the equity incentive plan pursuant to which equity awards may be granted to our executive officers. The Compensation Committee’s authority is not exclusive, and from time to time, the Compensation Committee, in its discretion, also may recommend to the Board the decisions to be made and other actions to be taken with respect to our executive officers’ compensation.
In determining various aspects of our executive compensation, including the key elements and appropriate levels of such compensation, and strategic and other business objectives or any individual goals appropriate to link with executive compensation, the Compensation Committee considers various factors it deems relevant, including the Company’s operating plan approved by the Board annually. The Compensation Committee further may request input from the other members of the Board regarding their assessment of our NEOs’ performance.
The Compensation Committee has the authority in its sole discretion to select and hire outside consultants and advisers and to set the compensation to be paid to such consultants and advisers. The Company provides appropriate funding for the payment of any outside consultants and advisers retained by the Compensation Committee.
Role of Compensation Consultant
Our Compensation Committee engaged Compensia, an independent compensation consultant, in connection with preparations for our initial public offering completed in December 2021, to assist it with setting compensation appropriate for the Company’s executive officers, including for our NEOs. Our Compensation Committee worked closely with Compensia both leading up to our initial public offering and thereafter during fiscal 2023, on various matters including in adopting a peer group appropriate for the Company in considering executive and director compensation, and in the reviewing and analyzing of market data. Compensia provided market analyses for our NEOs’ base salaries, target bonus opportunity, target total cash compensation (which is base salary plus target bonus opportunity), equity compensation, target total direct compensation (which is target total cash compensation plus equity compensation), potential value and retentive value of NEO equity award holdings, annual cash incentive program and equity compensation designs, and such other information as requested by the Compensation Committee. Compensia also provided recommendations to, and as requested by, the Compensation Committee, which the Compensation Committee factored into its considerations regarding executive compensation as it deemed appropriate.
Role of Management
While the Compensation Committee works closely with its compensation consultant as discussed above, it also from time to time may request the input of our CEO or other members of Company management. As a result of his close working relationship with our other executive officers, our CEO is asked by the Compensation Committee periodically to provide his assessment of the performance of the other executive officers. The Compensation Committee additionally may request from our Chief People Officer and our Vice President, Total Rewards and People Operations, any specific information regarding the compensation or employee benefits for our executives and other employees that the Compensation Committee may deem relevant in order to fulfill its committee responsibilities.
None of our NEOs makes any recommendations regarding their own compensation and none of our NEOs is present when their compensation is discussed or determined.
Executive Compensation Elements
The compensation of our NEOs consists of the following key elements and for the following primary objectives:
Key Elements of Compensation	Objectives
Base salary
Retain individual executive officer services by providing financial stability, predictability, and security of compensation for fulfilling core duties; recognize day-to-day contributions; and reward and motivate individual performance.

Annual cash incentive
Motivate and reward executive officers for achievement of pre-established and objective financial goals aligned to annual business objectives that are intended to contribute incrementally and cumulatively to our near and long-term success.

Long-term equity-based incentives
Promote closer alignment between the interests of our executive officers and those of our stockholders and encourage a long-term view on decision-making; and assist in retaining key talent over a longer time horizon.

We consider each of the above elements as critical components of compensation that are necessary to build an effective executive compensation program that attracts, retains and motivates our executive officers, on whom our success significantly depends. In setting these executive compensation elements, the Compensation Committee considers a variety of factors, including:
–	The executive’s tenure, skills, and experience	–	The costs and other business impacts on us of such compensation
–	Assessments of the executive’s individual performance	–	The retentive value of the unvested equity awards held by the executive
–	The Company’s overall performance	–	Competitive labor market pressures
–	Internal pay equity	–	Factors relating to recruiting a replacement for the role filled by such executive if necessary
–	The impact of the compensation on our stockholders and other stakeholders
The Compensation Committee determines in its discretion any of these factors as well as any others that it may deem appropriate in determining the compensation for our NEOs. The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula or measure to establish the compensation for our NEOs or in relation to the competitive market data. The Compensation Committee instead relies largely on its members’ experience, knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each NEO and determines compensation accordingly.
Role of Compensation Peer Group and Market Data
Prior to the Company’s initial public offering, with the assistance of Compensia and as part of the preparations for the initial public offering, the Compensation Committee used a peer group to assist it in determining executive compensation. The peer group consisted of 16 public technology companies that generally were intended to fall within the following parameters:
•	Predominantly internet or cloud infrastructure companies, or secondarily enterprise application software companies, with headquarters in major metropolitan areas or technology hubs in the U.S.;
•	Revenue ranging between approximately $150 million and $1 billion; and
•	Market capitalization ranging between approximately $3.3 billion and $30 billion.
The companies comprising the peer group were:
Anaplan, Inc.	Everbridge, Inc.
Bill.com Holdings, Inc.	Fastly, Inc.
BlackLine, Inc.	Five9, Inc.
Cloudflare, Inc.	MongoDB, Inc.
Coupa Software Incorporated	PagerDuty, Inc.
Datadog, Inc.	Q2 Holdings, Inc.
Dynatrace, Inc.	Smartsheet Inc.
Elastic N.V.	Zscaler, Inc.
Additionally, the Compensation Committee considered that with respect to some members of senior management, including Mr. Holmes, the number of companies in the peer group that provided information regarding executives holding similar positions may not be sufficient for meaningfully informing the Compensation Committee of the market practices relevant for such individuals. Accordingly, the Compensation Committee reviewed additional aggregated market data supplemented from the Radford Global Technology survey by Compensia for purposes of reviewing Mr. Holmes’ compensation. Unless specifically stated otherwise, references to peer market data herein are references to the peer group data or, for Mr. Holmes, the supplemented data from such combined set of companies.

During fiscal 2023, the Compensation Committee engaged its compensation consultant to review, and provide it with any recommended updates to the composition of, the peer group used in considering and setting executive compensation. The parameters for updating the peer group in fiscal 2023 consisted of:
•	Predominantly internet or cloud infrastructure companies, or secondarily enterprise application software companies, with headquarters in major metropolitan areas or technology hubs in the U.S.;
•	Revenue of approximately 0.4x to 2.5x of the Company’s then last four fiscal quarters of revenue; and
•	Market capitalization of approximately 0.33x to 3.0x of the Company’s then market capitalization.
Other factors taken into consideration included recent strong revenue growth as well as a robust multiple of market capitalization to revenue. Based on these general parameters, Datadog, Inc. was recommended for removal due to its revenue and market capitalization in comparison to the Company’s. Anaplan, Inc. also was recommended for removal as it was acquired earlier in the year. Each of Confluent, Inc., DigitalOcean Holdings, Inc., GitLab Inc., and SentinelOne, Inc. fit the general parameters for the Company’s peer group.
Following a review in August 2022, the Compensation Committee approved the following updated peer group:
Bill.com Holdings, Inc.	Fastly, Inc.
BlackLine, Inc.	Five9, Inc.
Cloudflare, Inc.	GitLab Inc.
Confluent, Inc.	MongoDB, Inc.
Coupa Software Incorporated	PagerDuty, Inc.
DigitalOcean Holdings, Inc.	Q2 Holdings, Inc.
Dynatrace, Inc.	SentinelOne, Inc.
Elastic N.V.	Smartsheet Inc.
Everbridge, Inc.	Zscaler, Inc.
For Mr. Holmes, the Compensation Committee determined it again would rely upon combined data using generally the same approach as described above, including a broader set of public U.S. software companies with revenues ranging generally between $100 million and $1 billion. The Compensation Committee did not review the individual companies from which the supplemental data was obtained.
The updated peer market data was not used for setting any compensation for our NEOs for fiscal 2023 but rather was established for planning purposes with respect to the upcoming fiscal year.
In reviewing peer market data for fiscal 2023 compensation for our NEOs, as noted above, the Compensation Committee did not adhere to a specific percentile of the peer market data or apply any quantitative formula. Instead, the Compensation Committee used the peer market data as one of various factors (as described further above) that the Compensation Committee deemed relevant and appropriate.
Base Salaries
As part of setting fiscal 2023 salaries for our NEOs, the Compensation Committee engaged its compensation consultant to assist it in considering peer market data for our executives, including our NEOs. In its review of that data, the Compensation Committee observed that the salaries for each of our NEOs was substantially below the median of the peer market data. Following our initial public offering, to provide salaries more commensurate with our NEOs’ roles at a public company and be more competitive with market practices, our Compensation Committee approved certain increases to our NEO’s salaries, effective February 1, 2022.
The following table shows the annual base salaries for our NEOs for fiscal 2023:
Name	Annual Base Salary at Fiscal Yearend 2022 ($)	Annual Base Salary as of February 1, 2022 ($)	Percent Increase
David McJannet	400,000	475,000	19%
Armon Dadgar	325,000	380,000	17%
Navam Welihinda(1)	370,000	370,000	0%
Marc Holmes	320,000	350,000	9%
Brandon Sweeney	350,000	375,000	7%
(1)
In light of Mr. Welihinda’s promotion to the Chief Financial Officer role in 2021 and the increase in his salary in connection with his promotion, the Compensation Committee determined not to adjust his salary further in early 2022.

Annual Cash Incentives
In connection with our initial public offering, we adopted an Executive Incentive Compensation Plan, or Bonus Plan, under which the Compensation Committee establishes annual cash incentive programs, including for fiscal 2023. Our Compensation Committee administers the Bonus Plan and has the authority to determine the eligible participants, any awards to be granted, and any performance goals that will be applicable to awards. As the administrator of the Bonus Plan, the Compensation Committee, in its sole discretion and at any time, may increase, reduce or eliminate any awards as well as increase, reduce or eliminate amounts allocated to any bonus pools, under the Bonus Plan.
In late 2021, with the assistance of its compensation consultant, the Compensation Committee reviewed the peer market data for our NEOs’ target bonus opportunities together with target total cash compensation and reflected that target total cash compensation was generally substantially lower than the median of the peer market data. Other than Mr. Sweeney’s target bonus opportunity as a percentage of salary, which was at the median of the peer market data, our NEOs’ target bonus opportunity as a percentage of salary also was substantially below median. Following review, the Compensation Committee established the target bonus opportunity for each of our NEOs for fiscal 2023, as set forth in the following table:
Name	Fiscal 2023 Target Bonus Opportunity as a Percentage of Annual Base Salary	Fiscal 2023 Target Bonus Opportunity Amount ($)
David McJannet	100%(1)	475,000
Armon Dadgar	50%(2)	190,000
Navam Welihinda	62%(3)	230,000
Marc Holmes	40%(4)	140,000
Brandon Sweeney	100%	375,000
(1)	Mr. McJannet’s fiscal 2023 target bonus opportunity as a percentage of annual base salary was increased from 75% for fiscal 2022.
(2)	Mr. Dadgar’s fiscal 2023 target bonus opportunity as a percentage of annual base salary was increased from 40% for fiscal 2022.
(3)	Mr. Welihinda’s fiscal 2023 target bonus opportunity as a percentage of annual base salary was increased from 33% for fiscal 2022.
(4)	Mr. Holmes’ fiscal 2023 target bonus opportunity as a percentage of annual base salary was increased from 33% for fiscal 2022.
Under the annual cash incentive programs established under the Bonus Plan, eligible participants have the opportunity to earn cash bonuses based on the achievement of performance goals during the fiscal year. At the beginning of fiscal 2023 and following review and input from its compensation consultant, including an analysis of general market practices, the Compensation Committee approved the annual cash incentive program for fiscal 2023 (referred to as our Executive Incentive Plan) as well as determined that each of our NEOs other than Mr. Sweeney would be a participant in the program. Mr. Sweeney participated in our Sales Executive Incentive Plan under the Bonus Plan, which was very similar to the Executive Incentive Plan, except that the Sales Executive Incentive Plan provided for an additional performance goal, as described in further detail below.
The fiscal 2023 performance goals for each of our NEOs related to our annual revenue determined based on generally accepted accounting principles, or GAAP, our annual revenue from our cloud-hosted services determined on a GAAP basis, and our non-GAAP earning per share. The Compensation Committee chose these three corporate performance measures in order to focus achievement for the year on a mix of top and bottom-line metrics that it considers to be important indicators of the Company’s financial performance. Mr. Sweeney’s cash bonus opportunity additionally was subject to a fourth performance goal relating to net new customers with annualized revenue of at least $100,000 for fiscal 2023. The Compensation Committee included this performance goal for Mr. Sweeney, in light of his responsibilities as our CRO and accordingly his more direct control over and ability to impact revenue growth and the customer base from which revenue is achieved.
Each performance goal was given a weighting and would result in payout at 100% of the portion of the bonus allocated to that goal if 100% of the target level performance was achieved. Upon maximum performance at or greater than 115% of the target level, a maximum payout of 150% applied to that portion of the bonus allocated to such goal. If performance with respect to a goal was achieved at the minimum threshold of 85% of the target level, 50% of the portion of the bonus allocated to the performance goal became payable. No payout would result with respect to the portion of the bonus allocated to a performance goal if actual performance was below the minimum required threshold for that performance goal. For performance achievement between the minimum threshold and target levels or the target and maximum levels, payout with respect to the performance goal was determined using linear interpolation. While performance was required overall to be achieved on an annual basis, a midyear progress payment would be provided if the midyear performance target was achieved in the first half of fiscal 2023. The same scale that applied for the full year also applied to midyear payments except that midyear payments were capped at 40% of the target bonus opportunity, even if performance met or exceeded the target level for the first half of fiscal 2023.
The performance goals for fiscal 2023, and their respective weightings, were as follows:
Performance Goal	First Half Fiscal 2023	Fiscal 2023
Revenue (weighted at 60%, or 50% for CRO)	$215M	$481.1M
Cloud Revenue (weighted at 20%)	$19.2M	$48.1M
Non-GAAP Earnings Per Share* (weighted at 20%, or 15% for CRO)	($0.58)	($1.19)
Net New $100K Customers (applicable to CRO only, weighted at 15%)	80	180
*
Non-GAAP earnings per share was determined as non-GAAP net loss divided by weighted average shares outstanding. Non-GAAP net loss was determined as GAAP net loss before amortization of stock-based compensation of capitalized internal-use software, and stock-based compensation expense.

Upon completion of each of the first half of fiscal 2023 and the full fiscal 2023, the Compensation Committee assessed the extent of the Company’s performance achievement compared to the applicable performance goals, and determined the following results:
Performance Goal	Achievement for First Half Fiscal 2023	Achievement for Fiscal 2023
Revenue	$214.8M	$475.9M
Cloud Revenue	$19.5M	$46.9M
Non-GAAP Earnings Per Share	($0.35)	($0.55)
Net New $100K Customers	80	143
As a result, midyear progress payments were made at 99.8% of the portion of the target bonus opportunity available to be paid as a midyear progress payment for each NEO. The following table sets forth the target bonus opportunity and actual bonuses for each NEO under our Bonus Plan for fiscal 2023.
Name	Fiscal 2023 Target Bonus Opportunity Amount ($)	Fiscal 2023 Actual Bonus Amount ($)	Fiscal 2023 Actual Bonus as Percentage of Target Bonus Opportunity
David McJannet	475,000	504,308	106.2%
Armon Dadgar	190,000	201,723	106.2%
Navam Welihinda	230,000	244,191	106.2%
Marc Holmes	140,000	148,638	106.2%
Brandon Sweeney	375,000	354,131	94.4%

Long-Term Equity Incentives
In 2021, our board of directors adopted, and our stockholders approved, our 2021 Equity Incentive Plan, in connection with our initial public offering. Following our initial public offering, equity awards have been granted under our 2021 Equity Incentive Plan, including to our NEOs. In preparation for our initial public offering and for going forward executive compensation following our initial public offering, the Compensation Committee sought the advice of its compensation consultant regarding the equity compensation practices of the Company’s peer group companies. After considering various factors, such as peer market data for equity compensation and target total direct compensation, the criticality of each NEO’s future success, and individual performance, the Compensation Committee approved the following time-based RSU equity awards for our NEOs, effective February 1, 2022:
Name	Number of Shares Subject to Restricted Stock Units
David McJannet	120,968
Armon Dadgar	47,044
Navam Welihinda	53,764
Marc Holmes	23,522
Brandon Sweeney	53,764
These RSUs are scheduled to vest over four years with quarterly vesting dates over such period, subject to the NEO’s continued service with us through the applicable vesting dates.
In determining to approve the grants of RSUs, the Compensation Committee took into account that the Company generally had ceased granting stock options and transitioned to RSUs beginning in 2020, rewarding our NEOs for stockholder value creation, and serving as a useful retention tool in our executive compensation program. The Compensation Committee further observed that the granting of restricted stock units was within typical market practice for similarly-positioned companies.
Additional Compensation Policies and Practices
Employment Arrangements
We have entered into a confirmatory employment letter with each of our NEOs, and these letters contain the basic terms and conditions of their employment intended to attract, retain, and motivate them. Each of the confirmatory employment letters has no specific term and provides that the named executive officer is an at-will employee. Each of our NEOs has executed our standard form of confidential information, invention assignment, and arbitration agreement.
Severance Benefits, Including Change in Control-Related Severance
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of the Company and its shareholders. We have entered into change in control and severance agreements with each of our NEOs, which provide for the executive to receive severance benefits upon certain terminations of their employment with us. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical toward achieving our business objective of management retention. These change in control and severance arrangements generally do not affect the determination of our named executive officers’ key compensation elements. In determining the provisions of the change in control and severance agreements, the Compensation Committee engaged its compensation consultant to review various factors it deemed relevant, including market data, variations in features and design, and best practices. To ensure that the change in control and severance agreements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. See the section titled “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our NEOs may be entitled to receive upon a qualifying termination of employment.
Broad-Based Employee Benefits and Perquisites
Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees. The Company and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision, and disability benefits, a qualified defined contribution retirement benefit plan, or 401(k) plan, participation in our 2021 Employee Stock Purchase Plan, and other plans and programs made available to other eligible U.S. employees. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the key elements of compensation for each of our NEOs. From time to time, we may provide additional benefits based on the particular circumstances and any business needs.
We maintain a tax-qualified Section 401(k) retirement savings plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Internal Revenue Code of 1986, as amended, or Code. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions by employees and income earned on those contributions, are not taxable to employees until withdrawn or distributed from the 401(k) plan. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth Section 401(k) or after-tax plan components.
We maintain our 2021 Employee Stock Purchase Plan, or ESPP, which includes a component that is intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code. The ESPP provides participating employees with the opportunity to purchase shares of our Class A common stock through accumulated contributions at a purchase price generally that is less than the fair market value of such shares on the date of purchase. All of our employees, including our NEOs, who satisfy the eligibility requirements under the ESPP may participate in the ESPP.
Accounting and Tax Considerations
Section 162(m) of the Code generally limits the tax deductibility of compensation paid to any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year (beginning after 2016), to the extent that such compensation exceeds $1 million in any tax year of a public company. Following our initial public offering, we generally will not be able to take a deduction for any compensation paid to our NEOs annually in excess of $1 million. Our Compensation Committee is advised on and will consider the tax implications to the Company of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. While our Compensation Committee may consider the deductibility of equity awards and cash and other compensation as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation may not be deductible by us for tax purposes.
We do not provide any NEOs or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
In addition to considering the tax consequences, our Compensation Committee is advised on and will consider the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.
Anti-Hedging Policies
Our insider trading policy prohibits our executive officers, including our NEOs, from engaging in “hedging” transactions with respect to our common stock.
Clawback Provisions
Awards granted under our 2021 Equity Incentive Plan and Bonus Plan are subject to any clawback policy of ours, which we may establish or amend from time to time to comply with applicable laws or securities exchange rules. The administrator of our 2021 Equity Incentive Plan may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Our board of directors further may require a participant to forfeit, return or reimburse us all or a portion of the award granted under our 2021 Equity Incentive Plan and any amounts paid under such award in order to comply with any clawback policy of ours or applicable laws or securities exchange rules. The administrator of our Bonus Plan may impose clawback, reduction, recovery, forfeiture, recoupment, reimbursement, or reacquisition provisions with respect to an award under our Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award, or upon specified events which may include (without limitation) termination of a participant’s status as an employee or other service provider for cause or any specified action or inaction by a participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such participant’s status as an employee or other service provider. Certain participants may be required to reimburse us for certain amounts paid under an award under our Bonus Plan in connection with certain accounting restatements we may be required to prepare due to our material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.
Employment Arrangements
David McJannet
We have entered into an employment letter setting forth the terms and conditions of employment for Mr. McJannet. The employment letter has no specific term and provides for at-will employment. Mr. McJannet’s annual base salary was $400,000 for fiscal 2022, which was adjusted to $475,000 for fiscal 2023, and it currently remains the same for fiscal 2024; and his annual target bonus was 75% of his annual base salary for fiscal 2022, which was adjusted to 100% of his annual base salary for fiscal 2023, and it currently remains the same for fiscal 2024.
Armon Dadgar
We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Dadgar. The employment letter has no specific term and provides for at-will employment. Mr. Dadgar’s annual base salary was $380,000 for fiscal 2023, and it currently remains the same for fiscal 2024; and his annual target bonus was 50% of his annual base salary for fiscal year 2023 and it currently remains the same for fiscal 2024.
Navam Welihinda
We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Welihinda. The employment letter has no specific term and provides for at-will employment. Mr. Welihinda’s annual base salary was $370,000 for fiscal 2023 and it currently remains the same for fiscal 2024; and his annual target bonus was 62% of his annual base salary for fiscal year 2023 and it currently remains the same for fiscal 2024.
Marc Holmes
We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Holmes. The employment letter has no specific term and provides for at-will employment. Mr. Holmes’s annual base salary was $350,000 for fiscal 2023 and it currently remains the same for fiscal 2024; and his annual target bonus was 40% of his annual base salary for fiscal 2023 and it currently remains the same for fiscal 2024.
Brandon Sweeney
We have entered into an employment letter setting forth the terms and conditions of employment for Mr. Sweeney. The employment letter has no specific term and provides for at-will employment. Mr. Sweeney’s annual base salary was $375,000 for fiscal 2023 and it currently remains the same for fiscal 2024; and his annual target bonus was 100% of his annual base salary for fiscal 2023 and it currently remains the same for fiscal 2024.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and HashiCorp’s Annual Report on Form 10-K for fiscal 2023.

Respectfully submitted by the members of the compensation committee of the board of directors:
Glenn Solomon (Chair)
Todd Ford
Susan St. Ledger
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that HashiCorp specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Summary Compensation Table for Fiscal 2023
The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal 2023 and prior years where applicable, as determined under SEC rules.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David McJannet Chief Executive Officer	2023	475,000	—	7,622,194	—	504,308(2)	2,795(5)	8,604,296
	2022	400,000	—	22,800,000	—	298,375(3)	15,038(6)	23,513,413
	2021	400,000	—	14,163,987(15)	—	118,872(4)	4,790,166(7)	19,473,025
Armon Dadgar Chief Technology Officer	2023	380,000	—	2,964,242	—	201,723(2)	N/A	3,545,965
	2022	295,038(8)	—	22,800,000	—	127,209(3)	10,146(9)	23,232,393
	2021	260,000	—	5,189,942(15)	—	99,060(4)	4,684,705(10)	10,233,707
Navam Welihinda Chief Financial Officer	2023	370,000	—	3,387,670	—	244,191(2)	2,159(12)	4,004,020
	2022	306,666(11)	—	7,600,000	—	118,750(3)	14,212(13)	8,039,628
	2021	250,000	—	3,098,949(15)	—	59,436(4)	414,470(14)	3,822,855
Marc Holmes Chief Marketing and Business Operations Officer	2023	350,000	—	1,482,121	—	148,638(2)	1,110	1,981,869
Brandon Sweeney Chief Revenue Officer	2023	375,000	—	3,387,670	—	354,131(2)	3,127	4,119,928
(1)
The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with ASC 718. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards. For a discussion of how we calculate stock-based compensation expense, see the Note 10 to Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2023.

(2)
The amounts reported represent bonuses based upon achievement of certain performance metrics for the six-month periods ended July 31, 2022 and January 31, 2023, which were paid in August 2022 and February 2023, respectively.

(3)
The amounts reported represent bonuses based upon achievement of certain performance metrics for the six-month periods ended July 31, 2021 and January 31, 2022, which were paid in August 2021 and February 2022, respectively.

(4)
The amounts reported represent bonuses based upon achievement of certain performance metrics for the six-month periods ended July 31, 2020 and January 31, 2021, which were paid in August 2020 and February 2021, respectively.

(5)	The amount reported represents (i) cell phone reimbursement in the amount of $831 and (ii) gross-up taxation for travel in the amount of $1,964.
(6)	The amount reported represents (i) medical and life insurance premiums in the amount of $13,612 and (ii) work from home expenses in the amount of $1,425.
(7)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(8)	Mr. Dadgar’s base salary was increased from $290,000 to $325,000 in December 2021.
(9)	The amount reported represents medical and life insurance premiums.
(10)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(11)	Mr. Welihinda’s base salary was increased from $300,000 to $370,000 in December 2021.
(12)	The amount reported represents (i) cell phone reimbursement in the amount of $1,184 and (ii) payment of regulatory filing fee in the amount of $975.
(13)	The amount reported represents (i) medical and life insurance premiums in the amount of $13,612 and (ii) tax advice in the amount of $600.
(14)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(15)	Reflects an adjusted fair market value determined by the Company in November 2021.

Grants of Plan-Based Awards for Fiscal 2023
The following table sets forth information, for each of our named executive officers, concerning grants of plan-based awards made during fiscal 2023.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David McJannet	1/28/2022	237,500	475,000	712,500	—	—	—	120,968	—	—	7,622,194
Armon Dadgar	1/28/2022	95,000	190,000	285,000	—	—	—	47,044	—	—	2,964,242
Navam Welihinda	1/28/2022	115,000	230,000	345,000	—	—	—	53,764	—	—	3,387,670
Marc Holmes	1/28/2022	70,000	140,000	210,000	—	—	—	23,522	—	—	1,482,121
Brandon Sweeney	1/28/2022	187,500	375,000	562,500	—	—	—	53,764	—	—	3,387,670
Outstanding Equity Awards at Fiscal 2023 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of 2023.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)[3]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)
David McJannet	7/18/2016(1)	2,836,638(4)	—	0.119	7/18/2026	—	—
	3/28/2018(1)	518,958(5)	11,042	1.030	3/28/2028	—	—
	5/14/2019(1)	260,458(6)	5,542	5.695	5/14/2029	—	—
	5/27/2020(1)	—	—	—	—	79,500(10)	2,558,310.00
	1/28/2021(1)	—	—	—	—	155,650(11)	5,008,817.00
	11/2/2021(2)	—	—	—	—	285,000(12)	9,171,300.00
	1/28/2022(2)	—	—	—	—	98,287(13)	3,162,876.00
Armon Dadgar	3/28/2018(1)	198,750(5)	11,042	1.030	3/28/2028	—	—
	5/14/2019(1)	99,750(6)	5,542	5.695	5/14/2029	—	—
	5/27/2020(1)	—	—	—	—	32,500(10)	1,045,850.00
	1/28/2021(1)	—	—	—	—	51,900(11)	1,670,142.00
	11/2/2021(2)	—	—	—	—	285,000(12)	9,171,300.00
	1/28/2022(2)	—	—	—	—	38,224(13)	1,230,048.00
Navam Welihinda	4/6/2017(1)	163,222(4)	—	0.233	4/6/2027	—	—
	9/26/2018(1)	50,000(4)	—	1.150	9/26/2028	—	—
	4/23/2019(1)	108,835(8)	3,334	5.315	4/23/2029	—	—
	1/28/2021(1)	—	—	—	—	60,550(11)	1,948,499.00
	11/2/2021(2)	—	—	—	—	95,000(12)	3,057,100.00
	1/28/2022(2)	—	—	—	—	43,684(13)	1,405,751.00
Marc Holmes	3/1/2019(1)	293,510(7)	7,500	5.315	3/1/2029	—	—
	7/24/2019(1)	87,500(9)	12,500	5.695	7/24/2029	—	—
	1/28/2021(1)	—	—	—	—	69,200(11)	2,226,865.00
	11/2/2021(2)	—	—	—	—	95,000(12)	3,057,100.00
	1/28/2022(2)	—	—	—	—	19,112(13)	615,024.00
Brandon Sweeney	3/4/2020(1)	—	—	—	—	200,000(14)	6,436,000.00
	1/28/2021(1)	—	—	—	—	34,600(11)	1,113,428.00
	1/28/2022(2)	—	—	—	—	43,684(13)	1,405,751.00
(1)	Each of the outstanding equity awards was granted pursuant to our 2014 Plan.
(2)	Each of the outstanding equity awards was granted pursuant to our 2021 Plan.
(3)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(4)	The shares underlying the option are fully vested and immediately exercisable.
(5)	The shares underlying the option vest in 48 equal monthly installments beginning on March 1, 2019.

(6)	The shares underlying the option vested as to 25% of the total shares on February 1, 2020 and the remaining shares vest in 36 equal monthly installments beginning on March 1, 2020.
(7)	The shares underlying the option vested as to 25% of the total shares on February 19, 2020 and the remaining shares vest in 36 equal monthly installments beginning on March 19, 2020.
(8)	The shares underlying the option vested as to 25% of the total shares on February 27, 2020 and the remaining shares vest in 36 equal monthly installments beginning on March 27, 2020.
(9)	The shares underlying the option vested as to 25% of the total shares on July 25, 2020 and the remaining shares vest in 36 equal monthly installments beginning on August 25, 2020.
(10)	The RSUs vest in eight equal quarterly installments beginning on March 20, 2022.
(11)	The RSUs vest in twelve equal quarterly installments beginning on March 20, 2022.
(12)	The RSUs vest as to 50% on December 20, 2023 and the remaining shares vest in eight equal quarterly installments beginning on March 20, 2024.
(13)	The RSUs vest in twelve equal quarterly installments beginning on June 20, 2022.
(14)	The RSU vest as to 25% of the total shares on February 3, 2020 and the remaining shares vest in 36 equal monthly installments beginning on March 20, 2020.
Option Exercises and Stock Vested for Fiscal 2023
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2023 by each of our named executive officers.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David McJannet	—	—	180,006	5,746,276
Armon Dadgar	—	—	67,270	2,145,780
Navam Welihinda	22,842	575,406	40,355	1,264,459
Marc Holmes	—	—	39,010	1,247,715
Brandon Sweeney	—	—	227,380	7,346,994
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal 2023.
Potential Payments upon Termination or Change in Control
We have entered into a change in control and severance agreement, or a Severance Agreement, with each of our named executive officers, which provides for certain benefits in connection with certain qualifying involuntary terminations, including in connection with a change in control.
The Severance Agreements provide that, if the employment of a named executive officer is terminated outside of the period beginning on the date that is three months prior to the date of a “change in control” and ending on the one-year anniversary date of such change in control, or the Change in Control Period, either by us without cause, and other than due to the executive’s death or disability, or by the executive for good reason, as such terms are defined in the Severance Agreements, the executive will receive the following benefits:
•	a lump sum cash payment equal to 50% of the executive’s annual base salary, or 100% in the case of Mr. McJannet; and
•	up to 6 months of COBRA premiums paid by us, or 12 months in the case of Mr. McJannet.
The Severance Agreements provide that, if the employment of a named executive officer is terminated within the Change in Control Period either by us without cause, and other than due to the executive’s death or disability, or by the executive for good reason, the executive will receive the following benefits:
•	a lump sum cash payment equal to 100% of the executive’s annual base salary;
•	a lump sum cash payment equal to a prorated portion of the executive’s target bonus;
•	up to 12 months of COBRA premiums paid by us; and

•
vesting acceleration of 100% of any then outstanding stock options or other equity awards covering shares of our common stock that are subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.

The Severance Agreements provide that any severance payable under a Severance Agreement is subject to the named executive officer executing a separation agreement and release of claims in our favor. The Severance Agreements also provides that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his or her Severance Agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Code and therefore would be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The Severance Agreements does not provide for any Section 280G-related tax gross-up payments from us.
Under the Severance Agreements, cause generally means the executive’s commission of, or participation in, an act of fraud, embezzlement, code of conduct violation, or act of dishonesty or misrepresentation against us that results (or could reasonably be expected to result) in material harm or injury to our business or reputation; intentional acts or omissions by the executive in connection with the performance of the executive’s duties and responsibilities that result in material damage to our business, property or reputation; the executive’s material breach of any contract or agreement between the executive and us where such breach is not cured within 30 days after the executive receiving written notice from us of the breach, including without limitation, material breach of the executive’s confidential information and invention assignment agreement with us, which would include the executive’s use or disclosure of our confidential information or trade secrets; the executive’s conviction of any felony or misdemeanor involving fraud, dishonesty, or moral turpitude; the executive’s repeated failure to follow reasonable and lawful instructions from our board of directors or our Chief Executive Officer where the executive fails to cure such failure within 30 days of receiving written notice from us; or the executive’s material refusal to comply with our written policies or rules as they may be in effect from time to time, where such refusal is not cured withing 30 days of the executive receiving written notice thereof. Notwithstanding the foregoing, prior to us terminating the executive for cause, we will notify the executive that our board of directors will be considering whether an event constituting cause has occurred and provide the executive with an opportunity to appear before our board of directors prior to any board of director action in that regard; we will deliver to the executive a copy of a resolution duly adopted by a majority of our board of directors, finding that in the good faith opinion of our board of directors, an event constituting cause has occurred and specifying the facts thereof in detail; and to the extent curable (as determined by our board of directors in its good faith discretion), the executive shall be given reasonable opportunity and at least thirty days to cure any act or omission that constitutes cause.
Under the Severance Agreements, good reason generally means the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: a material reduction of the executive’s total base compensation then in effect; a material reduction in the executive’s authority, duties, or responsibilities pursuant to the executive’s employment with us; we condition, or our successor conditions, the executive’s continued service on the executive being transferred to a site of employment that would increase the executive’s one-way commute by more than 30 miles from the executive’s then-principal residence; or failure or refusal of a successor to us to materially assume our obligations under the severance agreement in the event of a change in control. In order for the executive to resign for good reason, the executive must provide written notice to us of the existence of the good reason condition within 90 days of the initial existence of such good reason condition. Upon receipt of such notice, we will have 30 days during which it may remedy the good reason condition. If the good reason condition is not remedied within such 30-day period, in order to constitute good reason, the executive must resign based on the good reason condition specified in the notice effective no later than 90 days following the expiration of our 30 day cure period. To the extent the executive’s principal site of employment is not our corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the executive, the executive’s site of employment, from which a change in location will be measured, will be considered our office or facility location where the executive’s employment with us primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

For the purposes of the Severance Agreements, annual base salary and target bonus generally are the executive’s annual base salary or annual target bonus, respectively, in effect immediately prior to the executive’s termination of employment (or, if the termination is due to a resignation for good reason whereby the executive’s base salary is reduced, then the executive’s annual base salary in effect immediately prior to such reduction) or, if the executive’s termination of employment occurs during the Change in Control Period and the amount is greater, the executive’s annual base salary or target bonus, as applicable, in effect immediately prior to the change in control.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on January 31, 2023.
	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control		Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
	Severance Payments ($)(1)	Health Care Benefits ($)(2)	Equity Acceleration ($)(3)	Severance Payments ($)(4)	Health Care Benefits ($)(5)
David McJannet	475,000.00	31,934.16	20,434,975.78	475,000.00	31,934.16
Armon Dadgar	190,000.00	5441.49	6,518,638.24	380,000.00	10,882.98
Navam Welihinda	185,000.00	7983.54	13,651,013.44	370,000.00	15,967.08
Marc Holmes	175,000.00	7983.54	8,955,179.12	350,000.00	15,967.08
Brandon Sweeney	187,500.00	7983.54	6,542,580.16	375,000.00	15,967.08
CEO Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, excluding our Chief Executive Officer (the employee whose compensation was such median, the median employee). The ratio presented below is a reasonable estimate calculated consistent with the requirements of Item 402(u) of Regulation S-K.
For fiscal year 2023:
•	Our median employee’s annual total compensation was $265,793.
•	Our Chief Executive Officer’s annual total compensation, as reported in the “Total” column of the Summary Compensation Table for Fiscal 2023 above, was $8,604,296.
•	The resulting ratio of total annual compensation of our Chief Executive Officer to that of our median employee was approximately 32:1.
We selected January 31, 2023, as the date on which to determine our median employee, which is a date within the last three months of our fiscal year 2023. Our median employee compensation was calculated by including all of our worldwide active employees as of January 31, 2023. We annualized the compensation of any full-time or part-time employee (excluding any temporary or seasonal employee) who was employed during fiscal year 2023 but had not completed one full year of employment with the Company through such date. Pay elements included in the calculation of our median employee compensation include, to the extent applicable: (i) base salary or wages earned, (ii) bonus/commission earned, (iii) equity awards granted, and (iv) allowances.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. The SEC rules for identifying the median employee and determining the pay ratio allow companies to use a wide range of methodologies, estimates, and assumptions. As a result, the pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different workforce composition from ours, might not be comparable to our pay ratio.

Pay Versus Performance
In accordance with the requirements of Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between certain “compensation actually paid” (within the meaning of such SEC rules) to our NEOs and company financial performance for fiscal years 2023 and 2022.
Pay Versus Performance
Fiscal Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based on:(6)		Net Income(8) ($Millions)	Company Selected Measure: Revenue(9) ($Millions)
					Company Total Shareholder Return (“TSR”)	Peer Group TSR(7)
2023	$8,604,296	($24,263,374)	$3,412,946	($11,660,082)	$38	$72	($274)	475.9
2022	$23,513,413	$54,370,865	$15,636,011	$27,790,904	$78	$93	($290)	320.8

(1)
The table reflects required disclosures for fiscal years 2023 and 2022. The principal executive officer (“PEO”) in both fiscal years was David McJannet. The non-PEO NEOs in fiscal year 2023 were Navam Welihinda, Armon Dadgar, Marc Holmes, and Brandon Sweeney. The non-PEO NEOs in fiscal year 2022 were Navam Welihinda and Armon Dadgar.

(2)	The dollar amounts reported in this column reflect the amount of compensation reported in the “Total” column of the Summary Compensation Table for our PEO for the corresponding fiscal year.
(3)
The dollar amounts reported in this column reflect the “compensation actually paid” (“CAP”) to our PEO for the corresponding fiscal year. Compensation actually paid does not mean that our PEO actually received the amounts in the fiscal year shown. Rather, the dollar amounts are derived from the starting point of the compensation reported in the “Total” column of the Summary Compensation Table and adjusted pursuant to the methodology prescribed under the SEC’s rules, as shown in the following table:

	PEO
Fiscal Year	2022	2023
Summary Compensation Table Total Compensation	$23,513,413	$8,604,296
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($22,800,000)	($7,622,194)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$18,921,150	$3,162,876
+ Change in Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$24,728,692	($18,357,445)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$629,702
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$10,007,610	($10,680,608)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
Compensation Actually Paid(i)	$54,370,865	($24,263,374)
(i)	The Company has not paid dividends historically and does not sponsor any pension arrangements. Accordingly, no adjustments are made for these items.
(4)
The dollar amounts reported in this column reflect the average of the amount of compensation reported in the “Total” column of the Summary Compensation Table for our non-PEO NEOs for the corresponding fiscal year.

(5)
The dollar amounts reported in this column reflect the average compensation actually paid to our non-PEO NEOs for the corresponding fiscal year. Compensation actually paid does not mean that our non-PEO NEOs actually received the amounts in the fiscal year shown. Rather, the dollar amounts are derived from the starting point of the compensation reported in the “Total” column of the Summary Compensation Table and adjusted pursuant to the methodology prescribed under the SEC’s rules, as shown in the following table:

	Average for Non-PEO NEOs
Fiscal Year	2022	2023
Summary Compensation Table Total Compensation	$15,636,011	$3,412,946
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($15,200,000)	($2,805,426)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$12,614,100	$1,164,144
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$10,180,652	($8,237,134)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$231,754
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$4,560,141	($5,426,365)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
Compensation Actually Paid(i)	$27,790,904	($11,660,082)
(i)	The Company has not paid dividends historically and does not sponsor any pension arrangements. Accordingly, no adjustments are made for these items.

(6)
Total shareholder return is calculated by assuming that an investment of $100 is made based on the closing price of a share of the Company’s Class A common stock on December 9, 2021, the day that such stock of the Company was first traded on the Nasdaq Global Select Market.

(7)	The peer group used is the NASDAQ Computer Index, which is the same peer group the Company uses for its stock performance graph included in our annual report pursuant to Item 201(e) of Regulation S-K.
(8)	The dollar amounts reported in this column reflect the Company’s net income as set forth in the Company’s audited financial statements.
(9)
The Company Selected Measure is the Company’s revenue as set forth in the Company’s audited financial statements. For additional information regarding this financial performance measure for fiscal year 2023, see the section titled “Executive Company - Compensation Discussion and Analysis” above.

Relationship Between CAP and TSR
The graph below reflects the relationship between the CAP to the PEO and average CAP paid to the Non-PEO NEOs for fiscal years 2022 and 2023 and the TSR of the Company and NASDAQ Computer Index measured from December 9, 2021, which is the day that the Company’s Class A common stock was first traded on the Nasdaq Global Select Market:

Relationship Between CAP and Net Income (GAAP)
The graph below reflects the relationship between the CAP to the PEO and average CAP paid to the Non-PEO NEOs and the Company’s GAAP net income (loss) for fiscal years 2022 and 2023.

Relationship Between CAP and Company Selected Measure
The graph below reflects the relationship between the CAP to the PEO and average CAP paid to the Non-PEO NEOs and the Company’s GAAP revenue, for fiscal years 2022 and 2023.

Most Important Performance Measures
The tabular list below reflects the performance measures that in the Company’s assessment represent the most important Company financial and non-financial performance measures used to link the compensation actually paid to our NEOs to Company performance for fiscal year 2023 (listed in no particular order of importance).
Most Important Performance Measures(1)
Revenue
Cloud Revenue
Non-GAAP Earnings Per Share
Net New $100K Customers(2)

(1)	For additional information regarding the performance measures set forth in this table, see the section titled “Executive Company - Compensation Discussion and Analysis” above.
(2)	Applicable only to Mr. Sweeney under the Company’s annual cash incentive program for fiscal year 2023.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	—
2014 Stock Plan(1)	12,950,605	1.92	—
2021 Equity Incentive Plan(2)	7,952,222	—	21,466,165
2021 Employee Stock Purchase Plan(3)	—	—	3,007,528
Total	20,902,827	—	24,473,693
(1)
Our board of directors adopted, and our stockholders approved, the 2014 Plan. In connection with our initial public offering and the adoption of the 2021 Plan, we no longer grant awards under the 2014 Plan; however, all outstanding options issued pursuant to the 2014 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2021 Plan.

(2)
Our board of directors adopted, and our stockholders approved, the 2021 Plan. The 2021 Plan provides that the number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 28,500,000 shares, (ii) 5% of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine.

(3)
Our board of directors adopted, and our shareholders approved, the 2021 Employee Stock Purchase Plan, or the ESPP. The ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 5,700,000 shares, (ii) 1% of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as may be determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of May 8, 2023 by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 99,554,587 shares of our Class A common stock and 92,074,890 shares of Class B common stock outstanding as of May 8, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 8, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of May 8, 2023 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, CA 94105.
	Shares Beneficially Owned				Percent of Total Voting Power(1)
	Class A Common Stock		Class B Common Stock+
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Greater than 5% Stockholders:
GGV Capital V L.P.(2)	674,645	*	22,119,289	24.0	21.7
Mayfield XIV(3)	—	—	16,873,262	18.3	16.5
Mitchell Hashimoto(4)	—	—	13,508,581	14.6	13.2
Redpoint Omega II, L.P.(5)	—	—	9,260,454	10.1	9.1
True Ventures III, L.P.(6)	—	—	8,952,164	9.7	8.8
T. Rowe Price Associates, Inc.(7)	8,144,127	8.2	—	—	*
JPMorgan Chase & Co.(8)	7,569,062	7.6	—	—	*
Baillie Gifford & Co.(9)	7,169,752	7.2	—	—	*
The Vanguard Group (10)	5,877,525	5.9	—	—	*
Named Executive Officers and Directors:
David McJannet(11)	138,655	*	6,593,904	6.9	6.3
Armon Dadgar(12)	1,982,560	2.0	16,763,098	18.1	16.6
Navam Welihinda(13)	19,720	*	366,217	*	*
Marc Holmes(14)	34,629	*	436,063	*	*
Brandon Sweeney(15)	135,397	*	296,225	*	*
Todd Ford(16)	33,253	*	56,250	*	*
David Henshall(17)	788	*	—	*	*
Glenn Solomon(18)	916,641	*	22,119,289	24.0	21.8
Susan St. Ledger(19)	35,138	*	118,050	*	*
Sigal Zarmi(20)	32,501	*	3,125	*	*
All of our executive officers and directors as a group (10 persons)(21)	3,329,282	3.3	46,752,221	48.3	44.1

*	Represents less than 1%.
+
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-forshare basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(2)
Based on information provided in a Schedule 13G, Amendment No. 1 filed with the SEC by GGV Capital V L.P. (GGV V LP) on February 14, 2023 and updated from Company records. Consists of (i) 13,641,500 shares of Class B common stock held of record by GGV V LP; (ii) 476,666 shares of Class A and 6,277,066 shares of Class B common stock held of record by GGV Capital Select L.P. (GGV Select LP); (iii) 500,643 shares of Class B common stock held of record by GGV Capital V Entrepreneurs Fund L.P. (GGV Entrepreneurs); (iv) 864,448 shares of Class B common stock held of record by GGV VII Investments, L.L.C. by (GGV Investments); (v) 835,632 shares of Class B common stock held of record by GGV VII Plus Investments, L.L.C. (GGV Plus Investments); (vi) 197,616 shares of Class A common stock held of record by GGV Capital V L.L.C. (GGV V LLC) and (vii) 363 shares of Class A common stock held of record by GGV Capital LLC, the management company of the GGV funds. GGV V LLC serves as the General Partner of GGV V LP and GGV Entrepreneurs. GGV Capital Select L.L.C. (GGV Select LLC) serves as the General Partner of GGV Select LP. As the managing directors of GGV V LLC and GGV Select LLC, Jixun Foo, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Glenn Solomon and Hans Tung share voting and dispositive power with respect to the shares held of record by GGV V LP, GGV Entrepreneurs and GGV Select LP. GGV Capital VII L.L.C. (GGV Capital VII) is the Manager of GGV Investments. GGV Capital VII Plus L.L.C. (GGV Capital VII Plus) is the Manager of GGV Plus Investments. As the managing directors of GGV Capital VII and GGV Capital VII Plus, Ms. Lee and Messrs. Foo, Richard, Solomon, Tung and Eric Xu share voting and dispositive power with respect to the shares held of record by GGV Investments and GGV Plus Investments. The address for these entities and individuals is c/o GGV Capital, 3000 Sand Hill Road, Suite 4-230, Menlo Park, California 94025.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC by Mayfield XIV, a Cayman Islands Exempted Limited Partnership (MF XIV), on February 8, 2023. Consists of (i) 14,666,976 shares of Class B common stock held of record by MF XIV; (ii) 1,860,508 shares of Class B common stock held of record by Mayfield Select, a Cayman Islands Exempted Limited Partnership (MF Select) and (iii) 345,778 shares of Class B common stock held of record by MF Leaders H-E, L.P. (MF Leaders). Mayfield XIV Management (UGP), Ltd., a Cayman Islands Exempted Company (MF XIV UGP), is the general partner of Mayfield XIV Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF XIV EGP), which is the general partner of MF XIV. Each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by MF XIV, but each such entity disclaims any such beneficial ownership. Mayfield Select Management (UGP), Ltd., a Cayman Islands Exempted Company (MF Select UGP), is the general partner of Mayfield Select Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF Select EGP), which is the general partner of MF Select. Each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by MF Select, but each such entity disclaims any such beneficial ownership. MF Leaders Management, L.L.C. (MF Leaders GP) is the general partner of MF Leaders and may be deemed to share beneficial ownership of the securities held of record by MF Leaders. MF Leaders GP disclaims any such beneficial ownership. The address for these entities is 2484 Sand Hill Road, Menlo Park, California 94025.

(4)
Based on information provided in a Schedule 13G/A filed with the SEC by Mitchell Hashimoto on February 14, 2023 and updated from Company records. Consists of (i) 12,595,249 shares of Class B common stock held of record by the 2018 Mitchell Hashimoto Separate Property Trust dated 10-30-18 for which Mr. Hashimoto serves as trustee; (ii) 250,000 shares of Class B common stock held of record by the Hashimoto Irrevocable Trust and (iii) 663,332 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

(5)
Based on information provided in a Schedule 13G/A filed with the SEC by Redpoint Omega II, L.P. (RO II) on February 14, 2023 and updated from Company records. Consists of (i) 8,311,834 shares of Class B common stock held of record by RO II; (ii) 257,062 shares of Class B common stock held of record by Redpoint Omega Associates II, LLC (ROA II); (iii) 660,438 shares of Class B common stock held of record by Redpoint Omega III, L.P. (RO III) and (iv) 31,120 shares of Class B common stock held of record by Redpoint Omega Associates III, LLC (ROA III). Redpoint Omega II, LLC (RO II LLC) serves as the sole general partner of RO II and the managers of RO II LLC commonly control ROA II. As such, RO II LLC holds shared voting and dispositive power with respect to the shares held by RO II and ROA II and may be deemed to have indirect beneficial ownership of the shares held by RO II and ROA II. Redpoint Omega III, LLC (RO III LLC) serves as the sole general partner of RO III and the managers of RO III LLC commonly control ROA III. As such, RO III LLC holds shared voting and dispositive power with respect to the shares held by RO III and ROA III and may be deemed to have indirect beneficial ownership of the shares held by RO III and ROA III. The address for these entities is c/o Redpoint Ventures, 2969 Woodside Road, Woodside, California 94062.

(6)
Based on information provided in a Schedule 13G/A filed with the SEC by True Ventures III, L.P. (TV III) on February 10, 2023. Consists of (i) 7,900,451 shares of Class B common stock held of record by TV III; (ii) 649,374 shares of Class B common stock held of record by True Ventures III-A, L.P. (TV III-A); (iii) 379,935 shares of Class B common stock held of record by True Ventures Select II, LP (TVS II) and (iv) 22,404 shares of Class B common stock held of record by True Ventures Select III, LP (TVS III). True Venture Partners III, L.L.C. (TVP III), the general partner of TV III and TV III-A, may be deemed to have sole voting and dispositive power with respect to the shares held by TV III and TV III-A. True Venture Partners Select II, L.L.C. (TVPS II), the general partner of TVS II, may be deemed to have sole voting and dispositive power with respect to the shares held by TVS II. True Venture Partners Select II, L.L.C (TVPS III), the general partner of TVS III, may be deemed to have sole voting and dispositive power with respect to the shares held by TVS III. Philip D. Black and Jon Callaghan, the managing members of TVP III, TVPS II and TVPS III, may be deemed to have shared voting and dispositive power with respect to the shares held by TV III, TV III-A, TVS II and TVS III. The address for these entities and individuals is c/o True Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.

(7)
Based on information provided in a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (T. Rowe) on April 10, 2023. Consists of 8,144,127 shares of Class A common stock beneficially owned by T. Rowe. T. Rowe holds sole voting power with respect to 3,239,375 shares and sole dispositive power with respect to 8,144,127 shares. The address for T. Rowe is 101 Second Street, Suite 700, San Francisco, California 94105.

(8)	Based on information provided in a Schedule 13G filed with the SEC by JPMorgan Chase & Co., a parent holding company (JPMC), on

January 23, 2023. Consists of 7,569,062 shares of Class A common stock beneficially owned by JPMC. JPMC holds sole voting power with respect to 6,019,707 shares, shared voting power with respect to 50,589 shares, sole dispositive power with respect to 7,511,895 shares and shared dispositive power with respect to 57,167 shares. The address for JPMC is 383 Madison Avenue, New York, New York 10179.
(9)
Based on information provided in a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (Baillie Gifford). Consists of 7,169,752 shares of Class A common stock beneficially owned by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisor clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds, or other institutional clients. Of the shares of Class A common stock beneficially owned, Baillie Gifford holds sole voting power with respect to 6,903,495 shares and sole dispositive power with respect to 7,169,752 shares. The address for Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(10)
Based on information provided in a 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (Vanguard). Consists of 5,877,525 shares of Class A common stock beneficially owned by Vanguard. Vanguard holds sole dispositive power with respect to 5,849,018 shares and shared dispositive power with respect to 28,507 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)
Consists of (i) 102,656 shares of Class A common stock and 143,409 shares of Class B common stock held of record by Mr. McJannet; (ii) 1,355,425 shares of Class B common stock held of record by a McJannet family trust for which Mr. McJannet serves as a trustee; (iii) 1,422,100 shares of Class B common stock held of record by other McJannet family trusts; (iv) 35,999 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023; (v) 50,416 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (vi) 3,622,554 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

(12)
Consists of consists of (i) 22,669 shares of Class A common stock and 480,916 shares of Class B common stock held of record by Mr. Dadgar; (ii) 1,596,000 shares of Class A common stock and 13,262,000 shares of Class B common stock held of record by the Armon Dadgar 2020 Charitable Trust; (iii) 281,994 shares of Class A common stock and 2,057,036 shares of Class B common stock held of record by the Armon Memaran-Dadgar Living Trust for which Mr. Dadgar serves as trustee; (iv) 70,000 shares of Class A common stock and 633,448 shares of Class B common stock held of record by Black Swan III, LLC which Mr. Dadgar controls; (v) 11,897 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023; (vi) 14,614 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (vii) 315,084 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

(13)
Consists of (i) 7,851 shares of Class A common stock and 95,028 shares of Class B common stock held of record by Mr. Welihinda; (ii) 11,869 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023; (iii) 7,569 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iv) 263,620 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

(14)
Consists of (i) 26,441 shares of Class A common stock and 28,487 shares of Class B common stock held of record by Mr. Holmes; (ii) 8,188 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023; (iii) 8,650 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iv) 398,926 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

(15)
Consists of (i) 124,200 shares of Class A common stock and 241,900 shares of Class B common stock held of record by Mr. Sweeney; (ii) 11,197 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iii) 54,325 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023.

(16)
Consists of (i) 26,613 shares of Class A common stock and 50,000 shares of Class B common stock held of record by Mr. Ford; (ii) 6,640 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iii) 6,250 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023.

(17)	Consists of (i) 394 shares of Class A common stock held of record by Mr. Henshall and (ii) 394 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023.
(18)
Consists of (i) 363 shares of Class A common stock held of record by Mr. Solomon; (ii) 235,154 shares of Class A common stock held of record by Solomon family trusts (iii) 363 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iv) 674,645 shares of Class A common stock and 22,119,289 Class B common stock held by entities affiliated with GGV Capital as described in footnote (2) above. Mr. Solomon disclaims beneficial ownership of the shares held in his individual capacity on behalf of GGV Capital LLC and the shares held by the GGV entities except to the extent of his proportionate pecuniary interest therein.

(19)
Consists of (i) 28,775 shares of Class A common stock and 106,800 shares of Class B common stock held of record by Ms. St. Ledger; (ii) 6,363 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iii) 11,250 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023.

(20)
Consists of (i) 26,076 shares of Class A common stock held of record by Ms. Zarmi; (ii) 6,425 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iii) 3,125 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023.

(21)
Consists of (i) 3,223,831 shares of Class A common stock and 41,995,838 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 105,451 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023; (iii) 156,199 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of May 8, 2023 and (iv) 4,600,184 shares of Class B common stock subject to options exercisable within 60 days of May 8, 2023.

RELATED PERSON TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction, in which:
•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000;
•
any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Family Employment Relationship
The brother of Mr. Dadgar, our Co-Founder, Chief Technology Officer, and member of our board of directors, is employed by HashiCorp as a software engineer and received total cash compensation of $207,817 in fiscal 2021, $240,551 in fiscal 2022, and $270,750 in fiscal 2023. In fiscal 2022, he received a grant of restricted stock units, or RSUs, that will settle into 19,140 shares of our Class A common stock with a grant date fair value of $25.70 per share. The RSU was granted pursuant to our 2014 Plan and vests upon the satisfaction of both a service-based vesting condition on standard four-year vesting terms and a liquidity event-related performance vesting condition that was satisfied upon our initial public offering. In fiscal 2022, he also received a grant of RSUs that will settle into 18,870 shares of Class A common stock with a grant date fair value of $80.00 per share. The RSU was granted pursuant to our 2021 Plan and vests as to 50% of the grant on the second anniversary of the grant and 1/24 of the remaining grant every month thereafter. In fiscal 2023, he received a grant of RSUs that will settle into 8,388 shares of our Class A common stock with a grant date fair value of $50.39 per share. The RSU was granted pursuant to our 2021 Plan and vests as to 1/16 of the total grant every quarter. His compensation was established in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities holding similar positions.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships, in which we are a participant and in which a related person has, had, or will have a direct or indirect material interest, and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities, and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying, or disapproving related person transactions. In determining whether to approve, ratify, or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors, and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including certain compensation arrangements for our directors or executive officers, transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, charitable contributions by us to a charitable organization, foundation, or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2024 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices no later than January 18, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
HashiCorp, Inc.
Attention: Corporate Secretary
101 Second Street, Suite 700
San Francisco, California 94105
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•	no earlier than March 1, 2024 at 8:00 a.m., Pacific Time, and
•	no later than March 31, 2024 at 5:00 p.m., Pacific Time.
In the event that we hold our 2024 annual meeting of stockholders more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•	no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the 2024 annual meeting; and
•	no later than 5:00 p.m., Pacific Time, on the 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made.
If a stockholder who has notified us of their intention to present a proposal at an annual meeting of stockholders does not appear to present their proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during fiscal 2023, all directors, executive officers, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the exceptions noted below.
•	Form 4 filed for David McJannet on December 22, 2022, reporting the vesting of 19,876 and withholding of 9,874 shares of Class B common stock on December 20, 2021.
•	Form 4 filed for Armon Dadgar on December 22, 2022, reporting the conversion of 1,871,994 shares from Class B to Class A common stock on November 4, 2022.
•	Form 4 filed for Sigal Zarmi on December 22, 2022, reporting the conversion of 12,500 shares from Class B to Class A common stock on November 18, 2022.

2023 Annual Report
Our financial statements for fiscal 2023 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.ir.hashicorp.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, California 94105, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
San Francisco, California
May 17, 2023

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HCP2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14036-P89905 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HASHICORP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Todd Ford	☐	☐
1b. David Henshall	☐	☐
1c. Sigal Zarmi	☐	☐

The Board of Directors recommends you vote 1 YEAR as the frequency for future advisory votes on named executive officer compensation.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
2. Advisory vote on the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3.	**For**	**Against**	**Abstain**
3. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V14037-P89905

HASHICORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 29, 2023

The shareholder(s) hereby appoint(s) Paul Warenski, Dave McJannet and Navam Welihinda, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hashicorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/HCP2023 at 10:00 a.m. Pacific Time on Thursday, June 29, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ONE YEAR AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side